Exhibit 97.1
SUNRUN INC.
AMENDED AND RESTATED POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION
(Effective January 1, 2020; Amended on December 2, 2021)
1. INTRODUCTION
The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Sunrun Inc. (the “Company”) has determined that it is in the best interests of the Company to adopt a policy (the “Policy”) providing for the Company’s recoupment of certain Incentive Compensation (as defined below) paid to Covered Officers (as defined below) of the Company under certain circumstances.
This Policy shall be administered by the Compensation Committee, which may amend or terminate this Policy at any time. The Board shall have the authority to concurrently administer the Policy with the Compensation Committee and references in this Policy to the Board shall mean the Board or Compensation Committee, as applicable. Except as specifically provided herein, the Board shall have full and final authority to make any and all determinations required under this Policy and any determination by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties.
This Policy may be revised upon the adoption of federal regulations implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
2. EFFECTIVE DATE
This Policy shall apply to all Incentive Compensation paid, received, granted or awarded on or after the effective date of this Policy, as and to the extent permitted by applicable law. For clarity, this Policy shall (a) not apply to Incentive Compensation that is granted or awarded before but vests after the date this Policy is effective, (b) not apply to Incentive Compensation that is granted or awarded before the employee becomes a Covered Officer, and (c) not apply to Incentive Compensation that is granted or awarded before the definition of “Covered Officer” set forth herein was amended such as to include such employee.
3. DEFINITIONS
For purposes of this Policy, the following terms shall have the meanings set forth below:
“Accounting Restatement” shall mean the result of the process of revising previously issued financial statements to reflect the correction of one or more errors that are material to those financial statements.
“Covered Of icer” shall mean a current or former employee of the Company who is or was, at the time of the relevant Misconduct (as defined below), designated by the Board as a C-suite level officer or Senior Vice President.
“Incentive Compensation” shall mean any cash or equity compensation that is granted, earned or vested based in whole or in part on the attainment of a measured financial or operational performance metric, whether or not reported in the Company’s financial statements. For clarity, Incentive Compensation includes any awards granted under the Company’s Executive Incentive Compensation Plan (or any other incentive plan in effect for Covered Officers) to the extent that such awards are based in

Exhibit 97.1
whole or in part on measured financial or operational performance metrics and excludes any equity compensation that vests based solely on time-based vesting conditions.
“Misconduct” shall mean a knowing violation of Securities and Exchange Commission rules or regulations or Company policy or the willful commission of an act of fraud, dishonesty, gross negligence or gross recklessness in the performance or disregard of a person’s duties, as determined by the Board in accordance with Section 4(d) of this Policy.
“Operational Results Restatement” shall mean the process of revising previously reported results of attained levels of measurable Company operational performance metrics, whether or not reported in the Company’s financial statements, otherwise publicly disclosed, or reported to the Board of Directors or Compensation Committee in connection with approval of the attainment of such operational performance metrics in connection with the administration of an Incentive Compensation plan .
4. RECOUPMENT
a. Recoupment Generally. If for any fiscal quarter or year commencing on or after the effectiveness of this Policy (i) the Company is required to prepare an Accounting Restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws and it is determined that a Covered Officer’s Misconduct contributed to such error, or (ii) the Company prepares an Operational Results Restatement due to a material error in the previously reported operational results and it is determined that a Covered Officer’s Misconduct contributed to such error, the Company may, at the discretion of the Board, seek to recover from such Covered Officer who engaged in the Misconduct the Incentive Compensation listed in A and B below to the extent received by, earned by or vested in such Covered Officer during the three fiscal years preceding the date on which the Company was required to prepare an Accounting Restatement or prepared an Operational Results Restatement:
A. With respect to any Incentive Compensation that is cash incentive compensation, up to the full amount of the difference between any such compensation received by or earned by the Covered Officer that was calculated based on the previously issued financial statements or operational performance results that were subsequently restated and the lower amount to which the Covered Officer would have been entitled had such financial statements or operational results been properly reported;
B. With respect to any Incentive Compensation that constitutes an equity incentive award, up to the full amount of the difference between any such award received by, earned by or vested in the Covered Officer that was determined or that vested based on the previously issued financial statements or reported operational results that were subsequently restated and the lower amount to which the Covered Officer would have been entitled had such financial statements or operational results been properly reported.
For clarity, in no event shall the Company be required to award or grant any Covered Officer an additional payment or other compensation upon or following an Accounting Restatement or Operational Results Restatement if the restated or accurate financial results or operational performance results would have resulted in the grant, payment, earning or vesting of Incentive Compensation that is greater than the 2
Incentive Compensation actually granted to, earned or received by or vested in the Covered Officer.
b. Sources of Recoupment. To the extent permitted by applicable law, the Board, in its discretion, may seek recoupment from the Covered Officer(s) from any of the following sources: prior Incentive Compensation payments; future payments of Incentive Compensation; cancellation of outstanding Incentive Compensation; and direct repayment. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Covered Officer.

Exhibit 97.1
c. Board Discretion Generally. In exercising its business judgment under this Policy, the Board may consider whether asserting a claim against the Covered Officer may violate applicable law or prejudice the Company’s interests in any way, including in a proceeding or investigation, and any other factors it deems relevant to the determination, including but not limited to the amount of compensation subject to clawback and whether recovery would impose undue costs on the Company or its stockholders or the direct costs of enforcing this Policy would exceed the amount likely to be recovered. If an amount repaid to the Company under this Policy will not be fully deductible by a Covered Officer, the Board may, in its discretion, also reduce the amount to be repaid by the amount determined by the Board to reasonably take into account the adverse tax consequences of such repayment to the Covered Officer.
d. Board Discretion Regarding Determination of Misconduct. Determinations of whether and when Misconduct has occurred shall be made by the Board in its sole and absolute discretion independently of management, and the Board shall not be bound by determinations by management that a Covered Officer has or has not met any particular standard of conduct under law or Company policy. The determination of whether Misconduct has occurred shall be made following appropriate investigation and, to the extent practicable, within a reasonable time following the occurrence of the Misconduct; provided, however, that, in the event of any litigation, pre-suit demand, government investigation or similar proceeding relating to such Misconduct, the determination of Misconduct shall be deferred until such time as the Board determines to be appropriate.
5. SEVERABILITY
If any provision of this Policy or the application of any such provision to any Covered Officer shall be adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Policy, and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision or application enforceable.
6. NO IMPAIRMENT OF OTHER REMEDIES
This Policy does not preclude the Company from taking any other action to enforce a Covered Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of the Misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.
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